Exhibit 5.1

KPMG LLP

500, 475 – 2nd Avenue South

Saskatoon, SK S7K 1P4

Canada

Tel 306-934-6200

Fax 306-934-6233

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cameco Corporation

We consent to the use of our report dated February 7, 2024, on the consolidated financial statements of Cameco Corporation, which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the years then ended, and the related notes, and our report dated February 7, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference in the Registration Statement on Form F-10 dated November 12, 2024 of Cameco Corporation.

/s/ KPMG LLP

Chartered Professional Accountants
November 12, 2024
Saskatoon, Canada